Exhibit 10.5

FORM OF CARMAX EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

[Date]

[Executive Officer Name & Address]

Dear [Name]:

This letter will confirm the terms of your employment with CarMax Auto Superstores, Inc., a Virginia corporation (also referred to in this letter as the “Company” or “CarMax”):

1.    Position and Compensation and consideration.

a.	Position. You have agreed to accept the position of [name of position]. During your employment, you shall perform such services as may be assigned to you by your manager or other member of management.

b.
Compensation    Your initial base rate will be [rate/frequency of pay]. The Company annually reviews performance and salaries. You are eligible to participate in our CarMax fiscal year-end bonus program initially at [    %] of your base salary. Year-end bonuses are governed by the provisions of the Company’s bonus program, are based on both individual and Company performance (compared to its profit objectives), and are not guaranteed [insert any exception applicable to the individual officer’s bonus for the first year]. This bonus is prorated for the number of months you are employed during the fiscal year. To receive a bonus, you must have been employed before the preceding December 1st. Bonuses, if issued, are distributed in May, and you must be actively employed with the Company at that time to receive a bonus.

c.	Consideration. In consideration of your executing this Agreement and agreeing to be bound by its terms, the Company will:

(1)	pay you the severance mentioned in paragraph 12.a. below, (in the event that your employment is terminated “without cause”);

(2)	[insert any specific stock grant included in the individual officer’s initial compensation; and]

(3)	continue your eligibility for future grants in [name of stock based compensation plan] (subject to meeting the other requirements of participation, such as full-time active status, position, etc.).

2.    Your Best Effort.    As an Associate of the Company, you have agreed to put forth your best and full effort on behalf of the Company and will not, without prior written consent of the Company, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.

[Name]
Employment Agreement
[Date]

3.    Associate Benefits.    You will be entitled to participate in such Associate benefit programs as the Company provides from time to time for Associates in your position. In addition to your Associate benefits, the Company will reimburse you in accordance with Company policy for travel and business expenses.

4.    Non-competition.    You agree that during the time you are employed by the Company and for a period of twelve (12) months following the termination of your employment, you will not engage in competition with the Company or its subsidiaries by being associated with any Competing Business in the Territory. For the purposes of this Agreement, you agree that the following definitions apply:

a.
You will be deemed to “be associated with” a Competing Business if you: (1) become an employee of; or (2) directly or indirectly, alone or as a member of a partnership, own greater than a 5% interest in; or (3) manage, operate, control, or act as a consultant to; or (4) serve as an officer or director or in any managerial or executive position with; or (5) loan money to any Competing Business. In every case, the good faith judgment of the Board of Directors shall be conclusive as to whether you are associated with a Competing Business.

b.
A “Competing Business” is any business entity which engages in the Business of the Company (hereinafter defined and engages in Substantial Competition (hereinafter defined) with the Company or its subsidiaries in one or more Designated Market Area (“DMA”) as defined by the Nielsen Corporation, in which the Company or its subsidiaries have their operation, or in which, as of the date of this Agreement, the Company or its subsidiaries are engaged in real estate site selection or have taken further steps toward the commencement of operation in the future, either alone or in association with another entity (“Future Statistical Areas”), and whether or not such has been publicly announced.

(1)	The term “Business of the Company” is defined as the retail sale of automobiles, either new or used, with or without after-sale service.

(2)
A business will be deemed to be in “Substantial Competition” if it is a retailer of new or used automobiles which has: at least one (1) site which has, or is expected to have within its first three years of operation, gross sales of at least one (1) million dollars annually; or b) mimics the Business of the Company.

The following is a list of some businesses which, by way of example, as of the date of this Agreement, are among those considered to be a competing business of the Company. These known competitors include, but are not limited to: [insert list of current competitors].

c.	The term “Territory” shall mean the United States of America and its territories and Canada (“the Territory”).

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[Name]
Employment Agreement
[Date]

5.    Confidential Information.    Your position with the Company is such that you may have access to confidential information, trade secrets, technology and other information about the Company’s business. For purposes of this Agreement (i) the term “Confidential Information” or “Trade Secrets” shall include, but not be limited to, information about the Company’s business methods, purchasing plans, expansion plans, merchandising and marketing plans and techniques, customer lists, financial data, cost and price information and other business records, training techniques, supplier and pricing information, internal corporate planning methods, systems and operating procedures (whether or not embodied in physical form), and (ii) the term “Technology” shall include, but not be limited to, all designs, processes, computer hardware and software, methods, formulate, techniques, know-how, concepts and ideas, whether or not they can be patented, copyrighted or registered as a Service Mark, and all improvement to any of the foregoing used in or relating to the Business of the Company.

You recognize and acknowledge that such Confidential Information, Trade Secrets or Technology, as may exist from time to time, is a valuable, special and unique asset of the Company and its subsidiaries, and that this Confidential Information and its use have been responsible for the growth and expansion of the Company and its subsidiaries, and if known by a Competing Business, would cause irreparable harm to the Company and/or its subsidiaries.

Therefore, during your employment and thereafter until the same shall have been (i) voluntarily disclosed to the public by the Company, (ii) independently developed and disclosed to the public by others, or (iii) otherwise enters the public domain by lawful means, you will not:

a.	Make or cause to be made any reproductions of any Confidential Information, Trade Secrets or Technology belonging to or in the possession of the Company or its subsidiaries; or

b.
Remove any Confidential Information, Trade Secrets or Technology from the premises of the Company or its subsidiaries or fail or refuse to surrender the same to the Company or its subsidiaries immediately upon their request; or

c.
Use for your own benefit or purposes or disclose to or use (or the benefit or purposes of anyone other than the Company or its subsidiaries, any Trade Secrets or other Confidential Information, whether you learned the information before or after signing this Agreement and whether you leave employment with the Company.

6.    Work Product.    All work product included, but not limited to, reports, manuals, inventions, computer software, proposals, technical solutions, patents, other works of authorship, innovations and enhancements (collectively, “Works”) created by you in connection with work performed by you pursuant to this Agreement shall be the sole property of the Company, and the Company shall have full and exclusive rights to use, reproduce, publish or otherwise profit from the Works as the Company deems appropriate. You will assist the Company and its nominees in every proper way, during and subsequent to the term of this Agreement and at no expense to you, to obtain for the Company or its nominees’ benefit patents, copyrights or other forms of legal protection for the Works.

                    initials

[Name]
Employment Agreement
[Date]

7.    Surrender of Company Property.    Upon the termination of your employment, whether at the instance of the Company or you, you will return to the Company all Company property including, without limitation, any automobiles, equipment, credit cards, keys, building access cards, Company identification, pagers, beepers, cellular phones, all documents, memoranda, notations, letters, computer hardware or software, CD Rom, customer lists, copies of any of the foregoing and any other materials in your possession or under your control (wherever located) relating to Confidential Information, Trade Secrets, Technology or Work Product.

8.    Non-solicitation of Associates.    You agree that while you are employed by the Company and for a period of two (2) years following the termination of your employment, you will not, without the prior written consent of the Company, directly or indirectly engage in efforts to induce employees of the Company, its parent company, Circuit City Stores, Inc., or related companies to terminate their employment for the purpose of being employed by another business entity.

9.    Non-solicitation of Customers.    You agree that while you are employed by the Company and for a period of one (1) year following the termination of your employment, you will not, without the prior written consent of the Company, directly or indirectly, solicit or attempt to solicit on behalf of yourself, a Competing Business or others, any person or entity that was or is a customer or client of the Company or its subsidiaries.

10.    Remedies for Breach.    If you breach the provisions of paragraph 4, 5, 6, 7, 8, or 9, the Company will suffer irreparable harm and the remedies available to it other than your compliance with the provisions will not be sufficient to make the Company whole. You acknowledge that this is a true statement and agree that if such a breach (or threatened breach) occurs, the Company will be entitled to specific performance and injunctive relief in addition to any other remedies to which a court may find the Company is entitled. If you breach the provisions of paragraph 4, 5, 6, 7, 8, or 9, any severance payments not yet paid will be immediately put into an escrow account pending a ruling of the court in the matter. If you are found to be in breach, the Company does not owe you any severance payments beyond the date of the breach.

11.    Termination with Cause.    The Company may terminate your employment at any time, without notice and without further obligation (monetary or other), for “cause.” “Cause” includes, but is not limited to, any one of the following:

a.	your neglect of your employment duties;

b.	evidence of your use, possession, or distribution of illegal drugs;

c.
deliberate misconduct by you in connection with the performance of your duties, including, for example, misappropriation of funds or property of the Company or accepting bribes or kick-backs in connection with any transaction entered into on behalf of the Company;

                    initials

[Name]
Employment Agreement
[Date]

d.	your failure to disclose to the Company any personal interest you have in a Company transaction;

e.	your violation of the confidentiality, non-competition, or non-solicitation provisions contained in this Agreement;

f.	your conviction of a felony;

g.	deliberate actions by you which are contrary to the best interests of the Company;

h.	actions by you which are in violation of any state or federal laws or regulations;

i.	actions by you which are unethical, as defined by the CarMax Statement of Business Ethics.

j.
[insert specific provisions for new hires (if the officer was not previously employed by Circuit City Stores, such as failure to successfully pass the new hire/post-hire screening process and criminal background check; misrepresentation on the employment application or other documents that the officer provided to the Company or the employment agency who referred the person to the Company]

12.    Termination without Cause.    Either you or the Company may terminate employment, without cause, by giving the other written notice. It will be considered a “without cause” termination by the Company if you resign within sixty (60) days after: (i) a reduction in base salary which is not part of a prorata reduction for all Associates at the same level, (ii) a significant reduction in your responsibilities (with or without a reduction in pay), or (iii) you are offered as your only option a transfer to another location not within the same DMA.

a.
If the Company terminates your employment without cause, in exchange for your agreeing to and honoring all the provisions of this Agreement (including, but not limited to, paragraph 4 non-competition, paragraph 5 confidential information, paragraph 6 work product, paragraph 7 surrender of Company property, and paragraph 8 non-solicitation, you will receive twelve (12) months of base salary (as of the date of termination), after termination, disbursed according to the Company’s regular biweekly paycheck schedule and sent to you via U.S. mail.

During the period of the payment in 12.a. above, it will be your responsibility to seek alternative employment. Any payments you receive for the performance of services during this period will reduce by one-half the Company’s obligation to pay the remaining payments specified in 12.a. above. You agree to notify the Company immediately if you secure employment.

b.
If the Company terminates your employment due to the fact that the Company ceases to be in the business of the Company, in exchange for your agreeing to and honoring all the provisions of this Agreement (except paragraph 4 non-competition), you will receive four initials

[Name]
Employment Agreement
[Date]

(4) months of base salary (as of the date of termination), after termination, disbursed according to the Company’s regular biweekly paycheck schedule and sent to you via U.S. mail.

c.	If you terminate your employment, you will not be entitled to any compensation under this agreement, beyond the date of termination.

d.	[insert any additional provisions applicable to the particular executive upon termination]

13.    Death or Disability.    If you die, your employment will terminate as of the date of death. If you become disabled, continuation of employment will be determined in accordance with Company policy. If you die after the termination of your employment and at the time of your death you are receiving severance payments under paragraph 12.a. or 12.b. above, payments will cease as of the end of the month of your death.

14.    Monies Owed.    To the extent that you owe the Company any monies at the time of termination of employment, or to the extent that taxes are due on any Company benefits, you authorize the Company to withhold such amounts from your final paycheck or severance payment(s), or from reimbursements or any other monies due to you.

15.    Assignment.    This Agreement shall not be assignable by you. However, the Company may assign it to an entity under common control with the Company or to an entity which succeeds to the portion of the Company’s business in which you were previously employed.

16.    Term.    Unless you resign or your employment is terminated in accordance with paragraph 11, 12 or 13 above, the term of this agreement is for one year from the date of its acceptance by you. It will be renewed automatically each year on the anniversary date of its original acceptance unless both parties agree, in writing, to terminate it. This notification will be sent to you no later than fifteen (15) days prior to each anniversary date, otherwise the Agreement will be renewed for successive one year terms.

17.    Notices.    If the Company needs to give you any notices about your employment, it will send them to your address of record, as shown on your most recent paycheck. You should send any similar notices to the Company at: 9950 Mayland Drive, Richmond, VA 23233, Attention: Senior Vice President, Human Resources.

18.    Change in Terms.    This agreement supersedes any earlier agreement between you and the Company concerning your employment and, together with the Company’s policies and procedures for Associates at your level and the Company’s Statement of Business Ethics, contains all of the terms and conditions relating to your employment or its termination. Except as provided in paragraph 19 below and except for changes in your position and/or salary, any changes in the terms of this agreement must be in writing and signed by you and the Company. The fact that either you or the Company does not require

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[Name]
Employment Agreement
[Date]

strict observance of the terms of this agreement on all occasions does not mean that the terms have been changed or that strict observance cannot be required at a later time.

19.    Separate Provisions.    A determination by a court that a provision of this agreement is unenforceable will not affect the other provisions. If the non-competition provisions of this agreement are found unenforceable, you and the Company agree that the court will have the authority to modify those provisions into ones it considers enforceable and to enforce them as so modified. If the confidentiality, non-competition or non-solicitation clauses, or any other provisions of this agreement are ruled to be unenforceable under any state or local law, all severance payments will cease.

20.    Issue Resolution/Arbitration.    Any disagreement between you and the Company concerning anything covered by this Agreement (other than paragraphs 4, 5, 6, 7, 8 or 9), or concerning other aspects of your employment or the termination of your employment will be settled using the Company’s Issue Resolution Program. The decision of the arbitrator will be final and binding on the Associate and the Company and may be enforced in a court of appropriate jurisdiction.

21.    Virginia Law.    Any questions that arise concerning the interpretation or enforcement of the terms of this agreement shall be decided based on the law of the Commonwealth of Virginia.

The offer contained in this letter remains open until [             a.m./ p.m.] on [date]. To confirm that this letter states our agreement, please initial each page in the space provided, sign the Agreement on the line above your name, date it, and return the signed copy to [Human Resources Administrator], at [address] in the enclosed envelope by [date]. This agreement is not effective until received [Human Resources Administrator], who will initial your copy to verify receipt.

Sincerely yours,

William A. Ligon
President, CarMax

AGREED TO:    By accepting this Agreement, I agree to be bound by all its terms and conditions while in the employ of the Company and following the termination of my employment (for whatever reason) for the period(s) of time as detailed in each individual paragraph.

Date:

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[Name]
SS#      -    -

RECEIPT VERIFIED:

Date:

[Human Resources Administrator]